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FORM 5                                                 OMB APPROVAL
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[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:           September 30, 1998
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Garth           Tyrrell        L.
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    (Last)         (First)       (Middle)

    8800 N. Gainey Center Dr., Suite 245
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    (Street)

    Scottsdale,     AZ             85258
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Unison HealthCare Corporation (UNHC)
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (Voluntary)
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4.  Statement for Month/Year

    December, 1997
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5.  If Amendment, Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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

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                        TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security 2. Trans-  3. Trans-   4. Securities Acquired (A)  5. Amount of        6. Owner-     7. Nature of
   (Instr. 3)           action     action      or Disposed of (D)          Securities Ben-     ship          Indirect
                        Date       Code        (Instr. 3, 4 and 5)         eficially Owned     Form:         Beneficial
                        (Month/    (Instr.8)                               at end of Issuer's  Direct (D)    Ownership
                        Day/                   -------------------------   Fiscal Year         or Indirect   (Instr. 4)
                        Year)                            (A) or            (Instr. 3 and 4)    (I)(Instr.4)
                                               Amount      (D)     Price
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

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* If the form is filed by more than one reporting person, see Instruction
4(b)(v).  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Conver-  3. Trans-  4. Transac-  5. Number of Deriva-
   (Instr. 3)                       sion or     action     tion         tive Securities Ac-
                                    Exercise    Date       Code         quired (A) or Dis-
                                    Price of    (Month/    (Instr. 8)   posed of (D)
                                    Deriva-     Day/                    (Instr. 3,4, and 5)
                                    tive Se-    Year)                   -------------------
                                    curity                               (A)            (D)
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Option Grant (right to buy)          $2.44     8/27/97       A          20,000
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Option Grant                         $9.00     1/06/96       D(2)                      9,246
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Option Grant                         $9.50     12/4/96       D(2)                      15,000
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6. Date Exercis-  7. Title and Amount of   8. Price    9. Number     10. Owner-   11. Nature
   able and Expi-    Underlying Securities    of De-      of De-         ship of      of Indi-
   ration Date       (Instr. 3 and 4)         rivative    rivative       Deriva-      rect Ben-
   (Month/Day/                                Secutity    Securi-        tive Se-     efcial
    Year)                                     (Instr.5)   ies Ben-       curity:      Owner-
------------------ -------------------------              eficially      Direct       ship
 Date      Expira-                 Amount or              Owned at       (D) or       (Instr. 4)
 Exer-     tion                    Number of              End of Year    Indirect
 cisable   Date       Title        Shares                 (Instr.4)      (I)(Instr.4)
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   (1)    9/06/06  Common Stock    20,000        --         20,000         D
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   (3)    8/10/05  Common Stock     9,246        --                        D
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   (1)    9/06/06  Common Stock    15,000        --                        D
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
Explanation of Responses:
(1) Of the shares underlying this option grant, 10,000 vested on 9/6/97 and 10,000 will vest on 9/6/98.
(2) Cancellation of options in connection with grant of replacement options.
(3) Options were 100% vested.

                            /s/ Tyrrell L. Garth               February 17, 1998
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                           **Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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